As filed with the U.S. Securities and Exchange Commission on May 16, 2016

Registration No. 333-207184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

______________________________

Not Applicable

(Translation of registrant’s name into English)

______________________________

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Innocoll Holdings plc

Unit 9, Block D

Monksland Business Park

Monksland, Athlone

Ireland

+353 (0) 90 6486834

(Address and telephone number of registrant’s principal executive offices)

______________________________

Anthony P. Zook

3803 West Chester Pike

Suite 190

Newtown Square, PA 19073

(610) 405-2347

(Name, address, and telephone number of agent for service)

______________________________

Copies to:

Jeffrey A. Baumel, Esq.

Asim Grabowski-Shaikh, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Tel. No.: 212-768-6700

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

______________________________

______________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), and constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-207184) (as amended, this "Registration Statement"), initially filed by Innocoll AG, a German stock corporation which had American Depository Shares, or ADSs, listed on the Nasdaq Global Market ("Innocoll Germany"), the predecessor of Innocoll Holdings plc., a public limited company formed under Irish law ("Innocoll", "Innocoll Ireland" or the "Company"). On March 16, 2016, Innocoll succeeded to the interests of Innocoll Germany by way of a European cross-border merger (the "Merger") between the two entities with Innocoll being the surviving company. Upon the effectiveness of the Merger, Innocoll terminated Innocoll Germany's ADS facility and each cancelled ADS effectively became an entitlement to receive one ordinary share of $0.01 each in the capital of Innocoll (“Ordinary Share”). Holders of Innocoll Germany ordinary shares received 13.25 ordinary shares of Innocoll in respect of each share held of Innocoll Germany. Simultaneously, Innocoll listed its ordinary shares on the Nasdaq Global Market under the symbol “INNL”, which was previously used for Innocoll Germany's ADSs. The Merger effectively resulted in Innocoll becoming the publicly-traded parent of the Innocoll group of companies carrying on the same business as that conducted by Innocoll Germany prior to the Merger.

As a result of the Merger, Innocoll became the successor issuer to Innocoll Germany under Rule 414 of the Securities Act and Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with paragraph (d) of Rule 414 of the Securities Act, Innocoll, as successor issuer to Innocoll Germany, hereby expressly adopts this Registration Statement, as modified by this Post-Effective Amendment No. 1, as its own registration statement for all purposes of the Securities Act and the Exchange Act.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where offers or sales are not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2016

PROSPECTUS

$150,000,000

Innocoll Holdings plc

______________________________

Ordinary Shares offered by the Company

and

12,083,761 Ordinary Shares offered by Selling Shareholders

______________________________

We may offer, from time to time, in one or more offerings, our ordinary shares, and the selling shareholders may offer up to 12,083,761 ordinary shares, including 2,609,079 ordinary shares issuable upon the exercise of options held by the selling shareholders. The aggregate initial offering price of the ordinary shares that we may offer and sell under this prospectus will not exceed $150,000,000. We may offer and sell the ordinary shares described in this prospectus at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 16.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “INNL.” On May 13, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $7.50.

Investing in our ordinary shares involves risks. See “Risk Factors” on page 10, and any similar section contained or incorporated by reference herein concerning factors you should consider before investing in our ordinary shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2016.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

All references in this prospectus to “U.S. dollars” or “$” are to the legal currency of the United States and all references to “€” or “euro” are to the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Solely for the convenience of the reader, unless otherwise indicated, all amounts in U.S. dollars have been converted from euros to U.S. dollars at an exchange rate of $1.0887 per euro, the official exchange rate quoted as of December 31, 2015 by the European Central Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of euros at the dates indicated.

Our registered trademarks, XaraColl®, Cogenzia®, CollaGUARD®, our localized drug delivery technologies trademarked as CollaRx®, CollaFilm®, CollaPress™ and LiquiColl™, the Innocoll logo and other trademarks or service marks of Innocoll appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks and service marks of other companies. Solely for convenience, trademarks and tradenames

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referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Innocoll will use code names to refer to its products in development and we expect to seek brand name approval for the names we currently use to refer to our products, which names may change in the future.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings, and the selling shareholders may sell up to 12,083,761 of their ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we, or the selling shareholders, as applicable, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

This document is not a prospectus within the meaning of the Companies Act 2014 of Ireland, the Prospectus Directive (2003/71/EC) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law within the meaning of the above legislation. Other than pursuant to U.S. federal and state securities laws, this document is not a prospectus, prospectus equivalent document or any other form of formal disclosure document for the purposes of any applicable law, rule or regulation in any other jurisdiction, state, province or territory and no offer of shares to the public is being made, or will be made, that requires the publication of a prospectus, prospectus equivalent document or any other form of formal disclosure document and this document is not required to, and does not, contain all the information which may be required in a prospectus, prospectus equivalent document or any other form of formal disclosure document for the purposes of any applicable law, rule or regulation in any other jurisdiction, state, province or territory.

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SPECIAL NOTE REGARDING THE RE-DOMICILIATION

On March 16, 2016, Innocoll AG, a German stock corporation, which had American Depository Shares, or ADSs, listed on the Nasdaq Global Market (“Innocoll Germany”) merged with Innocoll Holdings plc, a public limited company formed under Irish law (“Innocoll" or "Innocoll Ireland”), by way of a European cross-border merger by acquisition with Innocoll Germany being the disappearing entity and Innocoll Ireland being the surviving entity (the “Merger”). The change in place of incorporation of the parent company of the Innocoll group to Ireland from Germany was effected pursuant to the previously announced common draft terms of a cross-border merger proposal dated December 20, 2015 between Innocoll Germany and Innocoll Ireland (the “Merger Proposal”). Upon the effectiveness of the Merger, we terminated Innocoll Germany’s ADS facility and each cancelled ADS effectively became an entitlement to receive one ordinary share of Innocoll Ireland. Holders of Innocoll Germany ordinary shares received 13.25 ordinary shares of Innocoll Ireland in respect of each share held of Innocoll Germany. Simultaneous with this transaction, Innocoll Ireland listed its ordinary shares on the Nasdaq Global Market under the symbol “INNL”, which we previously used for Innocoll Germany’s ADSs. The Merger effectively resulted in Innocoll Ireland becoming the publicly-traded parent of the Innocoll group of companies carrying on the same business as that conducted by Innocoll Germany prior to the Merger.

As a result of the Merger, Innocoll Ireland became the successor issuer to Innocoll Germany pursuant to Rule 12g-3(a) under the Exchange Act. The ordinary shares of Innocoll Ireland are deemed registered under Section 12(b) of the Exchange Act.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	our plans to develop and manufacture XaraColl, Cogenzia and our other product candidates;

•	the results of clinical trials for XaraColl, Cogenzia and our other product candidates;

•	the timing of, and our ability to obtain, regulatory approval of XaraColl, Cogenzia and our other product candidates;

•	the timing of our anticipated launches of XaraColl, Cogenzia and our other product candidates;

•	the rate and degree of market acceptance of XaraColl, Cogenzia and our other product candidates;

•	the size and growth of the potential markets for XaraColl, Cogenzia and our other product candidates and our ability to serve those markets;

•	our manufacturing and marketing capabilities;

•	the timing of, and our ability to obtain, regulatory approvals for the expansion of our manufacturing facility;

•	regulatory developments in the United States and foreign countries;

•	our ability to obtain and maintain the scope, duration and protection of our intellectual property rights;

•	statements concerning our corporate and tax domiciles and potential changes to them, including potential tax charges;

•	the accuracy of our estimates regarding expenses and capital requirements; and

•	the loss of key scientific or management personnel

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly the factors described in the “Risk Factors” section of this prospectus, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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ABOUT INNOCOLL

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and the risk factors on page 10, before deciding whether to purchase our ordinary shares. Unless the context otherwise requires, the terms “we,” “us,” “our,” “Innocoll” and the “Company” refer to Innocoll Holdings plc, a public limited company formed under Irish law, together with its predecessor, Innocoll AG, a German stock corporation, and its direct and indirect subsidiaries Innocoll, Inc., a Virginia corporation, Innocoll Pharmaceuticals Ltd., an Irish private limited company, Innocoll Technologies Ltd., an Irish private limited company, and Syntacoll GmbH, a German limited liability company and a wholly-owned subsidiary of Innocoll Pharmaceuticals Ltd. On March 16, 2016, Innocoll AG merged with Innocoll Holdings plc by way of a European cross-border merger with Innocoll Holdings plc being the surviving company. All financial and other information as of December 31, 2015, including audited financial information, is the information of Innocoll AG, our predecessor. All audited financial statements of Innocoll AG were prepared in accordance with IFRS as issued by the IASB, audited in accordance with the standards of the Public Company Accounting Oversight Board and approved by the board of Innocoll AG prior to the merger. Beginning with the first quarter of 2016, Innocoll Holdings plc prepares its financial information in accordance with US GAAP.

Overview

We are a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. We utilize our proprietary collagen-based technology platform to develop our biodegradable and fully bioresorbable products and product candidates which can be broken down by the body without the need for surgical removal or applied topically. Using our proprietary processes at our manufacturing facility, we derive and purify bovine and equine collagen and then utilize our technology platform to incorporate the purified collagen into our topical and implantable products. These products combine proven therapeutics, including small molecules and biologics, with highly customized drug release profiles, localized drug delivery and superior handling properties. Innocoll will use code names to refer to its products in development and we expect to seek brand name approval for the names we currently use to refer to our products, which names may change in the future.

Our lead product candidates are XaraColl® for the treatment of post-operative pain and Cogenzia® for the treatment of diabetic foot infections, or DFIs. We initiated our Phase 3 efficacy trials for Cogenzia in both the United States and Europe in the second quarter of 2015. We also initiated our Phase 3 trials for XaraColl in the third quarter of 2015. We expect that data from those Phase 3 efficacy trials for XaraColl will be available in the first half of 2016 and for Cogenzia in the third quarter of 2016. CollaGUARD, which prevents post-surgical adhesions, has been approved in 12 countries in Asia, the Middle East and Latin America and we expect to commence the steps required for approval in the United States in the latter half of 2016. In 2015, we generated €2.6 million of sales from four marketed products: (i) CollaGUARD, which utilizes our CollaFilm® technology, a transparent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries; (ii) Collatamp® Gentamicin Surgical Implant, or CollatampG, which utilizes our CollaRx® matrix technology, indicated for the treatment or prevention of post-operative infection; (iii) Septocoll®, a bioresorbable, dual-action collagen matrix, indicated for the treatment or prevention of post-operative infection, which we manufacture and supply to Biomet Orthopedics Switzerland GmbH, or Biomet; and (iv) RegenePro, a bioresorbable collagen matrix for dental applications which we manufacture and supply to Biomet 3i. We utilize our proprietary collagen-based technology platform to develop our biodegradable and bioresorbable products and product candidates. We manufacture our products in our own commercial scale facility. We have strategic partnerships in place with large international healthcare companies, such as Takeda, EUSA Pharma and Biomet, which market certain of our approved products in their applicable territory within Asia, Australia, Canada, Europe, Latin America, the Middle East, and the United States.

Our corporate headquarters are located in Athlone, Ireland.

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Summaries of Our Product Candidates

XaraColl

Our first lead product candidate, XaraColl, is an implantable, bioresorbable collagen matrix that we designed to provide sustained post-operative pain relief through controlled delivery of bupivacaine at the surgical site. The current standard of care for the treatment of post-operative pain relies heavily on the use of opioids supplemented by other classes of pain medications, the combination of which is known as multi-modal pain therapy. However, 75% of patients receiving standard treatments still report inadequate post-operative pain relief and many patients report adverse events from these medications. Opioid-related adverse events, such as nausea, constipation and respiratory depression, which are potentially severe, may require additional medications or treatments and prolong a patient’s hospital stay, thereby increasing overall treatment costs significantly. Additionally, opioids are highly addictive and induce drug resistance and tolerance. Given the negative side effects and costs associated with opioid use in particular, there is increasing focus from hospitals, payors and regulators on treatments that reduce opioid use in the treatment of post-operative pain.

XaraColl has been studied in one Phase 1 and four completed Phase 2 clinical trials enrolling approximately 184 patients, including 103 patients in two Phase 2 trials in hernia repair at doses of 100 mg and 200 mg of bupivacaine. Results from both trials demonstrated that XaraColl reduces both pain intensity and opioid consumption with the 200 mg dose resulting in an overall greater combined effect at 48 hours. XaraColl-treated patients in the 100 mg dose trial experienced significantly less pain through 24 hours (44% reduction; p = 0.001), 48 hours (37% reduction; p = 0.012) and 72 hours (34% reduction; p = 0.030). In our subsequent 200 mg dose trial, XaraColl demonstrated a statistically significant reduction in opioid consumption through 24 and 48 hours (44% reduction at 24 hours, p = 0.004, and 36% reduction at 48 hours, p = 0.042), and demonstrated a statistical trend in reduction in pain intensity through 24 hours (p = 0.080). After the revised guidance we received from the FDA in July 2015, we determined that we will rely upon a primary endpoint of summed pain intensity, or SPI, in our two Phase 3 trials. Based on the results of our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose compared to standard bupivacaine infiltration, we ran both Phase 3 trials in parallel, which focused only on the 300 mg dose. The FDA deemed our single-dose approach acceptable in our recent Type C meeting. Because bupivacaine is believed to work locally by blocking the generation and the conduction of nerve impulses and it is considered dose dependent, we believe a higher dose should increase the local analgesic effect. In September 2015, the first patient was dosed in both our MATRIX-1 (Multisite Assessment of PosToperative PainReduction with XaraColl) and MATRIX-2 Phase 3 studies for the treatment of postoperative pain following open hernia repair with mesh using XaraColl, Innocoll’s surgically implantable and bioresorbable bupivacaine-collagen matrix. Our MATRIX Phase 3 studies are two identical randomized, placebo-controlled, double-blinded studies to investigate the safety and efficacy of XaraColl, with pivotal data anticipated in the first half of 2016. We expect to submit an NDA for XaraColl in the second half of 2016. We intend to build commercial capabilities in the U.S. to effectively support our brands, including XaraColl, in the U.S. In Europe, assuming positive data from our MATRIX Phase 3 studies, we plan to work with the European Medicines Agency, or EMA, to finalize our regulatory pathway based on Scientific Advice received from the EMA in late October 2015. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future.

Cogenzia

Our second lead product candidate, Cogenzia, is a topically applied, bioresorbable collagen matrix for the treatment of DFIs. Cogenzia is designed to release a high dose of gentamicin directly at the site of DFIs. There is a significant unmet medical need for more effective treatments of DFIs. Patients suffering from DFIs face a high rate of treatment failure, leading to hospitalization, and potentially limb amputation, which has a five-year mortality rate as high as 80%. Of the approximately 27 million patients globally who suffered a diabetic foot ulcer in 2014, 58%, or approximately 15 million, developed a DFI. DFIs are currently treated with systemic antibiotic therapy. However, peripheral vascular disease, or PVD, a frequent comorbidity of diabetes, leads to reduced blood flow to the extremities thereby rendering systemic antibiotic therapy less effective in this patient population. Published data demonstrates that systemic antibiotics have a treatment failure rate of approximately 30%. Patients with a DFI face hospitalization risk that is more than 55 times higher and risk of amputation more than 150 times higher than diabetic patients with uninfected foot ulcers. The direct cost of an amputation associated with the diabetic foot is estimated to be between $30,000 and $60,000, plus between $43,000 and $60,000 in costs for follow-up care over the next three years. In addition, major amputation is associated with mortality rates as high as 40% within one year and 80% within five years. We believe Cogenzia, when used in combination with standard systemic antibiotic therapy, addresses this significant unmet need and will provide substantially higher infection cure rates than obtained from systemic therapy alone. Cogenzia acts by delivering a high dose of gentamicin directly to the wound site at a concentration that achieves broad eradication of both Gram positive and Gram negative bacteria, including methicillin-resistant Staphylococcus aureus, or MRSA, all of which may be present in DFIs. Delivering gentamicin topically avoids the toxicity side effects associated with systemic dosing and enables the drug to be used in higher concentrations, thus, maximizing its effectiveness across a broader range of bacteria.

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Cogenzia has been studied in a multicenter, randomized, placebo-controlled Phase 2 trial involving 56 patients with moderately infected DFIs. Cogenzia, administered in conjunction with systemic antibiotic therapy, achieved a 100% clinical cure rate compared to 70% cure rate for patients who received systemic antibiotic therapy alone, which was a statistically significant difference (p=0.024). In addition, Cogenzia achieved baseline pathogen eradication of 100% of all microbes present at the wound site for all patients treated and a reduced time to pathogen eradication (both statistically significant: p= 0.038, and p ≤ 0.001, respectively) when compared to systemic therapy alone. This is a critically important outcome, because, if approved, these results provide practitioners with a comfort level that treatment with Cogenzia results in wounds that not only appear to be free of infection, but actually have achieved complete eradication of the pathogens. Treatment with systemic antibiotic therapy alone frequently results in wounds that appear to have achieved a clinical cure of infection, but still carry residual pathogens, often leading to rapid reinfection. Since a diabetic foot ulcer cannot heal in the presence of pathogens, treatment with Cogenzia has the potential to provide practitioners with a more effective wound healing platform. We have confirmed the regulatory path for Cogenzia with the FDA under an SPA, which we re-affirmed in the fourth quarter of 2014. Our protocols for these trials have also been accepted by the European Medicines Agency, or EMA, under the Scientific Advice procedure. We initiated both our COACT (COgenzia Adjuvant for Complete Therapy) trials in the second quarter of 2015 with pivotal data expected in the third quarter of 2016 if the data is sufficient. We expect to submit an NDA in the fourth quarter of 2016 and we will also seek approval from the EMA for Cogenzia at that time. In June 2015, Cogenzia received Qualified Infectious Disease Product, or QIDP, designation for the adjunctive treatment of moderate and severe diabetic foot infection from the FDA. This designation is a key provision of the Generating Antibiotic Incentives Now Act, or GAIN Act, approved by Congress in 2012 to increase the incentives for drug manufacturers to produce new antibiotics for serious and hard-to-treat bacterial and fungal infections. QIDP designation for a drug adds an additional five years of market exclusivity, which means that the company that brings the drug into commercial use is protected from generic competitors for that period. For Cogenzia, that should result in eight years of data exclusivity in the United States, which would include three years of exclusivity for new clinical investigations that were essential for approval. QIDP designation also provides potential access to priority review of marketing applications and eligibility for fast track and priority review designations by the FDA. We expect to pursue a priority review designation for Cogenzia. A priority review designation means that the FDA’s goal is to take action on an application within 6 months, compared to 10 months under standard review. However, QIDP Designation for Cogenzia does not guarantee priority review designation by the FDA.

We maintain full rights to Cogenzia in the United States and Europe and, upon obtaining marketing approval, intend to commercialize the product in the United States, and potentially in Europe, using our own specialized sales and marketing organization focused on high volume wound treatment centers, primary care physicians and podiatrists. Cogenzia has been approved in Argentina, Australia, Canada, Jordan, Mexico, Russia and Saudi Arabia. We plan to enter into partnerships to market and distribute Cogenzia in countries where we do not intend to establish our own sales force. We have filed five patent applications for Cogenzia in Australia, Canada, Europe, Japan and the United States, all of which are currently in the examination phase. If and when our patents are issued, we expect patent protection for Cogenzia in the United States and Europe to expire at the earliest in 2031.

CollaGUARD

CollaGUARD is our translucent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries. The global market for anti-adhesion products is difficult to accurately measure, but it was estimated at approximately $1.0 billion in 2014. We believe that CollaGUARD’s unique combination of features for optimal handling, ease-of-use, hemostatic properties and anti-adhesion performance sets it apart from its competitors. Unlike other competitive products, CollaGUARD can be used in both open and laparoscopic procedures. CollaGUARD is highly robust and can withstand suturing or stapling if required during a procedure and is fully biodegradable and is designed to be safely and completely resorbed over approximately three to five weeks post implantation. CollaGUARD is also translucent which allows for constant visibility of the surgical field. In addition, CollaGUARD is highly stable at room temperature and has up to a five-year shelf life.

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CollaGUARD is regulated as a Class III device in the United States and we expect it will require a single pivotal clinical trial to support premarket approval, or PMA, by the FDA. In the first quarter of 2015, we initiated a second pilot efficacy study in patients undergoing gynecological laparoscopic adhesiolysis. However, we decided to terminate the second pilot efficacy study in favor of a planned pilot efficacy study in patients undergoing myomectomy via open laparotomy to be performed in the U.S. under an Investigational Device Exemption, or IDE. We anticipate that data from this pilot study will help us to finalize the design of the U.S. pivotal study protocol. In the fourth quarter of 2015 we completed a pilot clinical study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. A clinical study report for this study confirmed the ease of use and safety for CollaGUARD in this patient population. We held our pre-IDE submission meeting with the FDA in the first quarter of 2016, in which we agreed on a non-clinical development plan that will be completed and reported prior to our filing a full IDE package, which we expect to do in the third quarter of 2016, with the Pilot (Feasibility) Clinical Study to be initiated immediately after approval. CollaGUARD has been approved in 12 countries in Asia, Latin America and the Middle East and we have launched the product in certain of these territories through our established distribution partners, such as Takeda, which launched and distributed CollaGUARD in Russia in 2014 and received approval in the first quarter of 2015 for the product in Belarus, Ukraine and Kazakhstan.

The initial European CE certificate for CollaGUARD was valid from October 7, 2011 to July 26, 2015. In accordance with normal practice for device recertification, we compiled an updated Design Dossier and submitted this to our European Notified Body (TÜV SÜD, Munich, Germany) in December 2014. As part of our application for recertification, we included an updated literature-based Clinical Evaluation Report and a Post Market Clinical Follow-up (or PMCF) Plan, which rationalized the objectives of our ongoing clinical investigations in accordance with the current 2012 European Guideline for PMCF studies. However, prior to the expiration of the original certificate, the Notified Body requested that we revise our PMCF plan to additionally include a direct clinical comparison of CollaGUARD’s performance and safety compared to another CE-certified adhesion barrier. We do not believe that current European medical device regulations specifically require that our PMCF plan includes such a clinical comparison. In March 2016, we met with the Notified Body to seek clarification. At the meeting, TÜV SÜD agreed that current European medical device regulations do not specifically require that our PMCF plan includes such a clinical comparison, and agreed with our proposal for an updated PMCF based on the pilot clinical study in open myomectomy patients, as was agreed with FDA at the pre-IDE meeting. Provided TÜV SÜD determines that the clinical data from the U.S. pilot study are supportive, then recertification would be possible at that time based on an updated Technical Dossier and Clinical Evaluation. Until a new CE-certificate has been issued, we will not supply CollaGUARD to our marketing partners for sale in Europe or other affected territories.

We submitted a family of patent applications aimed at protecting CollaGUARD on an international basis, including Australia, Canada, Eurasia, Europe, Japan, Mexico, and the United States, which are currently in the examination phase. If issued, these patents are expected to expire at the earliest in 2033 in the United States.

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Our Collagen Based Technology Platform

All of our products and product candidates are based on our proprietary collagen technology platform, which includes CollaRx, a lyophilized matrix which is the basis of our XaraColl and Cogenzia products and CollaFilm, a film cast membrane which is the basis of CollaGUARD. We utilize highly purified biocompatible, biodegradable and fully bioresorbable type-1 bovine and equine collagen. Type 1 collagen is the primary fibril-forming collagen in bone, dermis tendons and ligaments and is the most abundant protein in the human body. Our collagen plays an integral role in the repair and replacement of both soft and hard tissue by providing an extracellular scaffold, stimulating certain growth factors and promoting tissue healing. We perform the extraction and purification of collagen from either bovine or equine Achilles tendons using a proprietary process at our manufacturing facility. The purified collagen is then incorporated into our technology platform, to create topical and implantable products that combine proven therapeutics with improved localized drug delivery and superior handling properties. Our proprietary processes and technologies also enable us to finely control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. These characteristics provide meaningful differentiation of our products leading to superior performance and an overall improved user experience, because they:

•	can be applied to a topical wound, surgically implanted, or injected into a subcutaneous tissue defect or joint;

•	are fully biocompatible, bioresorbable and biodegradable;

•	are suitable for a wide range of active ingredients (hydrophilic, lipophilic and macromolecules), including combinations thereof;

•	allow for versatile drug loading capability from micrograms to grams of single or multiple active ingredients;

•	provide for a rate of drug release that can be controlled by formulation and process variations;

•	utilize ready-to-use formats for ease of administration - no need for any mixing in the operating theatre; and

•	allow certain of our surgical products to be implanted using laparoscopy and are easily manipulated according to the site of application.

Our technologies have been fully scaled up and in some cases commercialized and our manufacturing processes are well controlled and cost efficient.

Our Strategy

Our goal is to be a leading, fully integrated, specialty pharmaceutical company focused on the development, commercialization and manufacture of pharmaceutical and medical products based on our proprietary collagen-based technology platform. The key elements of our strategy are to:

•	Develop XaraColl for treatment of post-operative pain. Based on the topline data received from our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose versus standard bupivacaine infiltration, we conducted both our Phase 3 efficacy studies with a 300 mg dose of XaraColl. The FDA agreed with our single-dose approach. We initiated our two Phase 3 efficacy studies in the third quarter of 2015. We anticipate pivotal data from these trials in the first half of 2016.

•	Develop Cogenzia for the treatment of DFIs. We initiated our COACT Phase 3 trials in patients with moderate to severe DFIs in both the United States and Europe in the second quarter of 2015, as agreed to with the FDA under an SPA, the design of which has also been accepted by the EMA, with pivotal data from both trials expected in the third quarter of 2016.

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•	Develop CollaGUARD for prevention of post-surgical adhesions. CollaGUARD, already approved in other parts of the world, is regulated by the FDA as a Class III device. In the fourth quarter of 2015 we completed a pilot clinical study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. A clinical study report for this study confirmed the ease of use and safety for CollaGUARD in this patient population. We held our pre-IDE submission meeting with the FDA in the first quarter of 2016, in which we agreed on a non-clinical development plan that will be completed and reported prior to our filing a full IDE package, which we expect to do in the third quarter of 2016, with the Pilot (Feasibility) Clinical Study to be initiated immediately after approval. We expect that PMA approval, if obtained, will enable promotion of CollaGUARD for surgical application in the United States.

•	Enter into and leverage strategic partnerships for the development and commercialization of our products and product candidates. We intend to build commercial capabilities in the U.S. to effectively support our brands in the U.S. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future. We have entered, and intend to enter, into additional strategic partnerships for the development and commercialization of XaraColl and Cogenzia outside of the United States. As with certain of our other marketed products, through our network of strategic partnerships, CollaGUARD is available in several countries around the world. We believe that selectively partnering with healthcare companies who are well positioned to commercialize our products in specific markets will allow us to optimize our ability to obtain a greater return from our portfolio of products and product candidates.

•	Establish our own sales and marketing capabilities to commercialize Cogenzia, XaraColl and CollaGUARD in the United States and potentially in Europe. Upon approval of our portfolio in the United States, we intend to establish our own specialized sales and marketing organization, focused on the commercialization of our products. Once established, our specialized sales force would also market each product for all indications that such product is approved for in the U.S.

•	Manufacture all of our products and product candidates, including, XaraColl, Cogenzia and CollaGUARD. We plan to manufacture exclusively all clinical and commercial global supply of our products and product candidates in our facility in Saal, Germany. This facility is currently approved for the manufacture of all of our approved products in Europe, Canada, Australia, the Middle East and elsewhere outside of the United States. We believe we currently have adequate production capability to support our current production needs and clinical trials for XaraColl and Cogenzia. We also expect the expansion of our production facility by the second half of 2016 to increase capacity significantly in line with our commercial needs. We believe our ability to manufacture our products ourselves allows us to control more effectively the quality and cost of manufacturing, which in turn will enable us to achieve higher operating margins, providing us and our partners with a marketing advantage.

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RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before investing in any ordinary shares that may be offered by this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading "Item 3.D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

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MARKET PRICE FOR OUR ORDINARY SHARES

Historically, Innocoll AG's ADSs represented 1/13.25 of one ordinary share of Innocoll AG. Innocoll AG’s ADSs were listed on the NASDAQ Global Market from July 25, 2014 to March 15, 2016. Upon the effectiveness of the Merger, we terminated Innocoll AG's ADS facility, each cancelled ADS was effectively exchanged for one ordinary share of Innocoll Holdings plc and holders of Innocoll AG ordinary shares received 13.25 ordinary shares of Innocoll Holdings plc in exchange for each share held of Innocoll AG.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “INNL”, which we previously used for Innocoll AG’s ADS. Our ordinary shares, par value $0.01 per share, have been listed on the NASDAQ Global Market since March 16, 2016.

The following table sets forth for the periods indicated the reported high and low sale prices of Innocoll AG's ADSs through March 15, 2016, and Innocoll Holdings plc’s ordinary shares from March 16, 2016 and thereafter, each on the NASDAQ Global Market.

Year Ended December 31,	High	Low
2014 (from July 25, 2014)	$9.51	$4.45
2015	$16.46	$6.00

Quarter Ended
September 30, 2014 (from July 25, 2014)	$9.51	$6.15
December 31, 2014	$8.91	$4.45
March 31, 2015	$8.98	$6.00
June 30, 2015	$16.46	$6.98
September 30, 2015	$15.19	$10.98
December 31, 2015	$13.72	$6.30
March 31, 2016	$9.35	$7.07

Month Ended
November 2015	$12.68	$6.70
December 2015	$9.25	$6.30
January 2016	$9.35	$7.07
February 2016	$9.00	$7.99
March 2016	$8.99	$7.30
April 2016	$10.00	$7.23
May 2016 (through May 13, 2016)	$8.00	$6.50

During the first quarter of 2016 (through March 15, 2016) the reported high and low sale prices of Innocoll AG’s ADSs on the NASDAQ Global Market was $9.35 and $7.07, respectively. During the first quarter of 2016 (from March 16, 2016) the reported high and low sale prices of Innocoll Holdings plc’s ordinary shares on the NASDAQ Global Market was $8.99 and $7.53, respectively. On May 13, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $7.50 per ordinary share.

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USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of ordinary shares offered hereby by us. Unless otherwise indicated in a prospectus supplement, we currently anticipate that the net proceeds from our sale of ordinary shares will be used for general corporate purposes and other business opportunities. We will not receive any proceeds from the sale of any ordinary shares offered by the selling shareholders. However, we will receive the proceeds from any cash exercise of the options, which, if all exercised for cash, would result in gross proceeds to us of approximately $19.3 million. To the extent we receive cash upon exercise of these options, we expect to use that cash for working capital and general corporate purposes. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.” We are registering the ordinary shares for disposition by the selling shareholders pursuant to a commitment with them. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part, including any prospectus supplements. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of ordinary shares offered hereby will be borne by the applicable selling shareholders.

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DIVIDEND POLICY

Neither we nor our legal predecessors, Innocoll AG or Innocoll GmbH, have ever declared or paid any cash dividends on our ordinary shares, and we have no present intention of declaring or paying any dividends in the foreseeable future. In addition, for so long as our loan obligations under the financing contract with EIB are outstanding, our ability to pay dividends is limited to certain circumstances. Any recommendation by our board to pay dividends, subject to compliance with applicable law and any contractual provisions that restrict or limit our ability to pay dividends, including under agreements for indebtedness that we may incur, will depend on many factors, including our financial condition, results of operations, legal requirements, capital requirements, business prospects and other factors that our board deems relevant.

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company less accumulated realized losses of the company on a standalone basis. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves, and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include our undenominated capital and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant entity financial statements” being either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our constitution. Our constitution authorizes the directors to declare such dividends as appear justified from our profits in accordance with applicable law without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

Our directors may deduct from any dividend payable to any member all sums of money (if any) payable by him or her to Innocoll in relation to our shares.

All of the shares offered by this prospectus will have the same dividend rights as all of our other outstanding shares. See “Description of Share Capital,” which explains in more detail the procedures we must follow and the Irish law provisions that determine whether we are entitled to declare a dividend.

As we are an Irish tax resident company, Irish dividend withholding tax, or DWT, currently at a rate of 20%, will arise in respect of dividends or other distributions to our shareholders unless an exemption applies. Where DWT does arise, we are responsible for deducting DWT at source and accounting for the relevant amount to the Irish Revenue Commissioners.

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CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

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SELLING SHAREHOLDERS

This prospectus also relates to the possible resale from time to time by Cam Investment Cayman Holdings L.P., Morgan Stanley & Co. LLC, Michinoko Limited, Investment Partners, L.P., Big Creek, L.P , Anthony H. Wild, Ph.D., Michael Myers, Ph.D., Gordon Dunn, Anthony P. Zook, Rolf D. Schmidt, Jonathan Symonds, CBE, A. James Culverwell, Shumeet Banerji, Ph.D., David R. Brennan, Friedrich W. Schmidt, Value Recovery Fund LLC, Langer VC Holdings LLLP, Denise Carter, Alexandra Dietrich, Turlough O’Connor, James Croke, Paul Oxholm, and Unicredit Bank AG, whom we refer to collectively in this prospectus as the “selling shareholders,” of an aggregate of 12,083,761 ordinary shares, which consists of: (i) 9,474,682 ordinary shares and (ii) 2,609,079 ordinary shares issuable upon the exercise of options held by the selling shareholders, each of which were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

All of the shares, and options to acquire shares, were issued to the selling shareholders (or their transferees) either: (i) in connection with convertible debt and equity financings and warrants of our predecessor, Innocoll Holdings, Inc., which was subsequently re-domiciled from the United States to Germany, pursuant to a contribution in kind and share for share exchange into the newly formed Innocoll GmbH, a German limited liability company, pursuant to which the holders of ordinary shares, preferred shares and warrants to purchase ordinary shares of Innocoll Holdings contributed their shares and warrants by way of a contribution in kind to Innocoll GmbH in exchange for ordinary shares, preferred shares and options to purchase ordinary shares of Innocoll GmbH, (ii) equity financings of Innocoll GmbH which was subsequently recapitalized such that all preferred shares in Innocoll GmbH became ordinary shares of Innocoll GmbH immediately prior to the transformation of Innocoll GmbH into a German stock corporation (Aktiengesellschaft or AG), pursuant to which all shares of Innocoll GmbH became ordinary shares of our predecessor, Innocoll AG, (iii) pursuant to shares of our predecessor, Innocoll AG, issued to holders as a result of certain anti-dilution protection triggered by our IPO, or (iv) in connection with certain awards made pursuant to certain Phantom Share Award Agreements which Innocoll AG opted to fulfill in ordinary shares. The different types of shares and options to acquire shares held by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act prior to the date of the registration statement of which this prospectus forms a part.

Upon completion of the Merger, holders of Innocoll Germany ordinary shares received, as consideration, 13.25 ordinary shares of Innocoll in exchange for each share of Innocoll Germany they held immediately prior to the Merger. Since Irish law does not recognize fractional shares held of record, Innocoll did not issue any fractions of Innocoll ordinary shares to Innocoll Germany shareholders in the transaction. Instead, all entitlements to fractional Innocoll ordinary shares were aggregated and will be sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Innocoll Germany shareholders whose fractional entitlements have been sold.

Upon completion of the Merger ADSs of Innocoll Germany were cancelled and each ADS so cancelled effectively became exchangeable for one ordinary share of Innocoll.

In addition, on completion of the Merger, we assumed options to acquire a number of ordinary shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Innocoll Germany ordinary shares subject to the option or award by (y) 13.25, at an exercise price (rounded up to the nearest whole cent) per Innocoll Ireland ordinary share equal to the quotient obtained by dividing (i) the exercise price per Innocoll Germany ordinary share by (ii) 13.25. The board of directors of Innocoll will have the authority to issue the required amount of Innocoll Ireland ordinary shares upon exercise of the options described above in its authorized but unissued share capital.

If any selling shareholder offers ordinary shares in any future offering, an applicable prospectus supplement will set forth the name of each such selling shareholder, the nature of any position, office or other material relationship which the selling shareholder has had with the Company or any of its predecessors or affiliates during the three years prior to the date of the applicable prospectus supplement, the number of our ordinary shares owned by the selling shareholder before and after the offering and the number of our ordinary shares to be offered by the selling shareholder. In the alternative, we will file a single prospectus supplement that may be relied upon to cover sales by the selling shareholders from time to time.

We will pay the fees and the expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of selling shareholders’ counsel. The selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their ordinary shares.

The selling shareholders may not sell any ordinary shares pursuant to this prospectus until we have identified such selling shareholder and the ordinary shares which may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

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PLAN OF DISTRIBUTION

We, or the selling shareholders, as applicable, may sell the ordinary shares in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	in open market transactions through brokers; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement may name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. If a selling shareholder is selling in a normal brokerage transaction in the open market, the prospectus supplement may not name such broker.

We, or the selling shareholders, as applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

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Underwriters and agents may be entitled under agreements entered into with us to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any underwriters to whom ordinary shares are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

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DESCRIPTION OF SHARE CAPITAL

The following information is a summary of the material terms of Innocoll Holdings plc ordinary shares, nominal (i.e. par) value $0.01 per share, as specified in Innocoll's constitution.

Pursuant to the Merger, holders of Innocoll Germany ordinary shares received, as consideration, 13.25 ordinary shares of Innocoll Ireland in exchange for each share of Innocoll Germany they hold immediately prior to the Merger. Since Irish law does not recognize fractional shares held of record, Innocoll Ireland did not issue any fractions of Innocoll Ireland ordinary shares to Innocoll Germany shareholders in the transaction. Instead, all entitlements to fractional Innocoll Ireland ordinary shares were aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Innocoll Germany shareholders whose fractional entitlements had been sold.

This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the constitution of Innocoll Ireland, to which reference is hereby made for a full description of such provisions. Our constitution and Registration Statement on Form F-4 describe the rights attached to our ordinary shares more fully. These documents are filed as exhibits to the registration statement of which this prospectus forms a part or are incorporated by reference. See the section entitled “Incorporation by Reference” on page 26.

Capital Structure

ISSUED SHARE CAPITAL

Immediately prior to the Merger, the issued share capital of Innocoll was €25,000, comprised of 25,000 euro ordinary shares with a par value of  €1.00 per share. The euro ordinary shares converted into euro deferred shares with a par value of  €1.00 per share on the effective date of the Merger. Based on the number of shares of Innocoll Germany outstanding immediately prior to the Merger, we issued 24,346,782 ordinary shares with a par value of  $0.01 per share to the former shareholders of Innocoll Germany on the completion of the Merger.

As of May 13, 2016, 24,346,782 of our ordinary shares were issued and outstanding.

AUTHORIZED SHARE CAPITAL

Immediately prior to the Merger, the authorized share capital of Innocoll Ireland was $10,250,000 and €200,000, divided into 1,000,000,000 ordinary shares with a par value of  $0.01 per share, 100,000 euro ordinary shares with a par value of  €1.00 per share, 100,000 euro deferred shares with a par value of  €1.00 per share and 25,000,000 deferred shares with a par value of  $0.01 per share. The issued share capital consisted solely of 25,000 euro ordinary shares with a par value of  €1.00 per share in order to satisfy minimum capital requirements for Irish public limited companies.

On the effective date of the Merger, the euro ordinary shares converted into euro deferred shares and the authorized share capital was reduced by €100,000 through the cancellation of 100,000 euro ordinary shares from the authorized share capital. The deferred shares with a par value of  $0.01 per share were created to accommodate the conversion of ordinary shares of Innocoll Ireland held by shareholders that exercise withdrawal rights into deferred shares with a par value of  $0.01 per share, on a one for one basis, upon the receipt of cash compensation. The deferred shares carry no voting rights or income rights and have only nominal rights on a return of capital. Since the Merger, relevant shareholders have exercised withdrawal rights over 1,761 ordinary shares, which have been converted into euro deferred shares, transferred to the Company and cancelled in accordance with the terms of the Merger and the constitution of the Company.

Our board of directors may issue shares up to the amount of our authorized but unissued share capital contained in our constitution. We issued 24,346,782 ordinary shares with a par value of  $0.01 per share to the former shareholders of Innocoll Germany on the completion of the Merger. As a result, we are currently able to issue further ordinary shares with a total par value of  $9,756,532, comprised of 975,653,218 ordinary shares with a par value of  $0.01 per share.

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In connection with the Merger, we also assumed Innocoll Germany’s existing obligations to deliver shares under options issued to investors under the 2014 Investor Option Agreement and options issued to management and employees under our equity incentive plans. Based on the number of outstanding options as of the date of this prospectus, Innocoll would be expected to issue an additional 3,884,635 Innocoll ordinary shares with a par value of  $0.01 per share if all such options are exercised.

As a matter of Irish company law, the directors of a company may issue new shares without shareholder approval once authorized to do so by the constitution of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by an ordinary resolution. Accordingly, the constitution of Innocoll authorizes the board of directors of Innocoll to issue new shares without shareholder approval for a period of five years from the date of adoption of Innocoll's constitution.

Notwithstanding this authority, under the Irish Takeover Rules the board of directors would not be permitted to issue any Innocoll ordinary shares during a period when an offer has been made for Innocoll or is believed to be imminent unless the issue is (i) approved by shareholders at a general meeting; (ii) consented to by the Irish Takeover Panel on the basis it would not constitute action frustrating the offer; (iii) consented to by the Irish Takeover Panel and approved by the holders of more than 50% of the voting rights in Innocoll; (iv) consented to by the Irish Takeover Panel in circumstances where a contract for the issue of the shares had been entered into prior to that period; or (v) consented to by the Irish Takeover Panel in circumstances where the issue of the shares was decided by the directors of Innocoll Ireland prior to that period and either action has been taken to implement the issuance (whether in part or in full) prior to such period or the issuance was otherwise in the ordinary course of business.

The authorized but unissued share capital may be increased or reduced by way of an ordinary resolution of Innocoll's shareholders. The shares comprising the authorized share capital of Innocoll may be divided into shares of such par value as the resolution shall prescribe. The rights and restrictions to which the ordinary shares with a par value of  $0.01 per share will be subject will be prescribed in Innocoll's constitution.

Irish law does not recognize fractional shares held of record; accordingly, Innocoll's constitution does not provide for the issuance of fractional shares of Innocoll, and the official Irish register of Innocoll does not reflect any fractional shares.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company less accumulated realized losses of the company on a standalone basis. In addition, no distribution or dividend may be made unless the net assets of Innocoll are equal to, or in excess of, the aggregate of Innocoll's called up share capital plus undistributable reserves and the distribution does not reduce Innocoll's net assets below such aggregate. Undistributable reserves include Innocoll's undenominated capital and the amount by which Innocoll's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Innocoll's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Innocoll has sufficient distributable reserves to fund a dividend must be made by reference to “relevant entity financial statements” of Innocoll being either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Innocoll's unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the constitution of Innocoll. Innocoll's constitution authorizes the directors to declare such dividends as appear justified from the profits of Innocoll without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting.

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Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Innocoll may deduct from any dividend payable to any member all sums of money (if any) payable by him to Innocoll in relation to the shares of Innocoll.

Preemptive Rights and Advance Subscription Rights

Certain statutory pre-emption rights apply automatically in favor of Innocoll's shareholders where Innocoll ordinary shares are to be issued for cash. The statutory pre-emption rights can be disapplied in the constitution of a company or by a special resolution passed by the shareholders of the company at a general meeting. A special resolution requires not less than 75% of the votes of Innocoll's shareholders cast at a general meeting. Innocoll has opted out of these pre-emption rights in its constitution as permitted under Irish company law for the maximum five year period. Because Irish law requires that this opt-out will lapse unless renewed every five years by a special resolution of the shareholders, Innocoll's constitution provides that this opt-out will lapse at the end of this period. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Innocoll pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration or in respect of certain employee share plans or generally as bonus shares.

Issuance of Warrants and Options

The constitution of Innocoll provides that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Innocoll is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The directors may issue share warrants or options without shareholder approval once authorized to do so by the constitution or an ordinary resolution of shareholders. The authority conferred can be for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by ordinary resolution. Because of this requirement of Irish law, the constitution of Innocoll authorizes the board of directors to issue warrants or options without shareholder approval for a period of five years from the date of adoption of Innocoll's constitution. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization provided that the original warrants or options were issued when valid authorization was in place.

As a result of the Merger, Innocoll assumed, and became the plan sponsor of, each employee benefit and compensation plan, arrangement and agreement that was previously sponsored, maintained or contributed to by Innocoll Germany (including each equity and incentive plan and any outstanding award outstanding thereunder on the date of the Merger).

Upon consummation of the Merger, each outstanding option to acquire shares of Innocoll Germany (including the options issued pursuant to the 2014 Investor Option Agreement) and each equity-based award issued by Innocoll Germany that was outstanding immediately prior thereto, was converted, as applicable, into an option to acquire or an award covering a number of ordinary shares of Innocoll (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Innocoll Germany ordinary shares subject to the option or award by (y) 13.25, at an exercise price (rounded up to the nearest whole cent) per Innocoll ordinary share equal to the quotient obtained by dividing (i) the exercise price per Innocoll Germany ordinary share by (ii) 13.25. In case upon exercise of such converted options or awards Innocoll would be required to issue fractional shares, Innocoll is entitled to make a cash payment in the amount of the value of the fractional options, which amount shall be equivalent to the corresponding fraction of Innocoll's closing price of the Innocoll's shares on NASDAQ Global Market on the day the option or award was exercised. Upon consummation of the Merger, each outstanding option to acquire Innocoll Germany ADSs was converted into an option to acquire one ordinary share of Innocoll at the same exercise price applicable to the converted option to acquire Innocoll Germany ADSs. Each Innocoll option or award as so assumed and converted continues to have, and will otherwise be subject to, the same terms and conditions as applied to the applicable Innocoll Germany option or award immediately prior to the effective time of

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the scheme. All compensatory options granted by Innocoll Germany to its employees and board members prior to the Merger are being amended to provide that such options will now be exercisable for ordinary shares of Innocoll Ireland, rather than Innocoll Germany, at exercise prices that reflect the exchange ratio utilized in the Merger. In addition, to the extent applicable, such option agreements are being revised to eliminate waiting periods and other terms that were included as a result of German law requirements, which requirements are no longer applicable to Innocoll.

Share Repurchases and Redemptions

Overview

Innocoll's constitution provides that any ordinary share which Innocoll has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Innocoll will technically be effected as a redemption of those shares as described below under “— Share Repurchases and Redemptions — Repurchases and Redemptions by Innocoll.” If the constitution of Innocoll did not deem such shares to be redeemable shares, repurchases by Innocoll would be subject to additional requirements imposed by Irish law described below under “— Share Repurchases and Redemptions — Purchases by Innocoll and its Subsidiaries,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back ordinary shares of Innocoll, we are referring to the redemption of ordinary shares by Innocoll pursuant to the constitution of Innocoll or the purchase of ordinary shares of Innocoll by a subsidiary of Innocoll, in each case in accordance with the Innocoll constitution and Irish company law as described below.

Repurchases and Redemptions by Innocoll

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “— Dividends”) or the proceeds of a new issue of shares for that purpose. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Innocoll ordinary shares pursuant to the Innocoll constitution.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The par value of treasury shares held by Innocoll at any time must not exceed 10% of the par value of the issued share capital of Innocoll. While Innocoll holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Innocoll or re-issued subject to certain conditions.

Purchases by Innocoll and its Subsidiaries

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of Innocoll either on-market or off-market subject to having the necessary distributable reserves. A general authority of the shareholders of Innocoll is required to allow a subsidiary of Innocoll to make on-market purchases of Innocoll ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Innocoll ordinary shares is required. Such an authority was adopted by Innocoll's shareholder prior to the Merger. In order for a subsidiary of Innocoll to make an on-market purchase of Innocoll's shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ is a recognized stock exchange for this purpose. For an off-market purchase by a subsidiary of Innocoll, the proposed purchase contract must be authorized by special resolution of the shareholders of Innocoll before the contract is entered into. The special resolution will not be effective if the person whose shares are to be bought back voted in favor of the special resolution and it would not have been passed had such votes not been cast in favor of the resolution. For at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Innocoll from the date of the notice convening the relevant shareholder meeting at which the resolution is to be voted on and the date of that shareholder meeting.

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The number of shares held by the subsidiaries of Innocoll at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the par value of the issued share capital of Innocoll. While a subsidiary holds shares of Innocoll, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Innocoll by a subsidiary must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under Innocoll's constitution, the board may resolve to capitalize any amount for the time being credited to any of Innocoll's reserves (including any capital redemption reserve fund or share premium account) or fund available for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its constitution, Innocoll may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its constitution.

Reduction of Share Capital

The Innocoll constitution provides that Innocoll may, by ordinary resolution, reduce its authorized share capital in any way permitted by the Irish Companies Act. Innocoll also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes undenominated capital) in any way permitted by Irish Companies Act.

Changes in Our Share Capital during the Last Three Fiscal Years

Innocoll Ireland

Innocoll Ireland was incorporated as an Irish private limited company on May 28, 2014 with authorised share capital of €100,000 and issued share capital of 100 euro ordinary shares with a par value of €1.00 per share. On 24 November 2015 Innocoll issued a further 24,900 euro ordinary shares in order to satisfy Irish minimum capital requirements for re-registration as an Irish public limited company. On 1 December 2015 Innocoll re-registered as an Irish public limited company.

Immediately prior to the Merger, the authorized share capital of Innocoll Ireland was $10,250,000 and €200,000, divided into 1,000,000,000 ordinary shares with a par value of  $0.01 per share, 100,000 euro ordinary shares with a par value of  €1.00 per share, 100,000 euro deferred shares with a par value of  €1.00 per share and 25,000,000 deferred shares with a par value of  $0.01 per share. The issued share capital included 25,000 euro ordinary shares with a par value of  €1.00 per share in order to satisfy minimum capital requirements for Irish public limited companies.

On the effective date of the Merger, the euro ordinary shares converted into euro deferred shares and the authorized share capital was reduced by €100,000 through the cancellation of 100,000 euro ordinary shares from the authorized share capital. The deferred shares with a par value of  $0.01 per share were created to accommodate the conversion of ordinary shares of Innocoll Ireland held by shareholders that exercise withdrawal rights into deferred shares with a par value of  $0.01 per share, on a one for one basis, upon the receipt of cash compensation. The deferred shares carry no voting rights or income rights and have only nominal rights on a return of capital. Since the Merger, relevant shareholders have exercised withdrawal rights over 1,761 ordinary shares, which have been converted into euro deferred shares, transferred to the Company and cancelled in accordance with the terms of the Merger and the constitution of the Company.

We issued 24,346,782 ordinary shares with a par value of  $0.01 per share to the former shareholders of Innocoll Germany on the completion of the Merger.

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Innocoll Germany and its Predecessors

As of August 23, 2013, the date of the incorporation of Innocoll GmbH, the predecessor to Innocoll Germany, the share capital of Innocoll GmbH as registered with the commercial register amounted to €738,623. From the period of incorporation up to March 16, 2016, the effective date of the Merger, the share capital of Innocoll GmbH and Innocoll Germany changed as follows:

•	On October 24, 2013, the share capital was increased by €20,194 to €758,817 pursuant to the issue of 20,194 series D preferred shares of Innocoll GmbH at a price of €100 each.

•	On November 29, 2013, the share capital was increased by €42,500 to €801,317 pursuant to the issue of 42,500 series D preferred shares of Innocoll GmbH at a price of €100 each.

•	On January 28/March 20, 2014, the share capital was increased by €47,840 to €849,157 pursuant to the issue of an aggregate of 47,840 restricted shares to certain members of Innocoll GmbH's advisory board and management board pursuant to the 2014 Restricted Share Awards, in the form of ordinary series A, series B, series C, series D and series D-2 preferred shares of Innocoll GmbH at nominal value of €1.00 each.

•	On May 22, 2014, Innocoll GmbH approved an increase in its share capital by €122,389 to €971,546 pursuant to the issue of 77,924 series E preferred shares of Innocoll GmbH at a price of €112.52 per share, the issue of 43,596 restricted shares to certain members of its advisory board and management board pursuant to the 2014 Restricted Share Awards, in the form of ordinary, series A, series B, series C, series D and series E preferred shares at a nominal value of €1.00 each and the issue of 869 ordinary, series A, series B, series C, series D and series E preferred shares at a nominal value of €1.00 each to a former member of our advisory board. The terms of the notarial deed pursuant to which the series E preferred shares were issued provide an anti-dilution right such that, in the event of an initial public offering in which the price per ordinary share is less than 1.2 times the series E stated value per share (€112.52), or the IPO Premium Requirement, the shareholders of Innocoll GmbH agreed to approve a further capital increase in which the holders of series E preferred shares, or ordinary shares issued to such holders after our transformation into Innocoll AG, would be issued new ordinary shares in Innocoll AG at a notional value of €1.00 per share in an amount such that the weighted average price per share of the newly issued ordinary shares will satisfied the IPO Premium Requirement.

•	On June 16, 2014, Innocoll GmbH approved an increase in its share capital by €32,977 to €1,004,523 pursuant to the issue of 32,977 new ordinary shares to certain members of its advisory board and certain of its existing investors with an aggregate share premium of €3.7 million with the same anti-dilution rights as the series E preferred shares.

•	Also on June 16, 2014, all Innocoll GmbH 's shareholders agreed to amend and restate Innocoll GmbH’s articles of organization and amend and terminate all preference, redemption and cumulative dividend rights by converting all preferred shares into ordinary shares (other than with respect to the series E preferred shares regarding certain anti-dilution rights) in exchange for 1,004,523 ordinary shares of Innocoll GmbH.

•	On July 3, 2014 upon registration of its transformation in the commercial register, all ordinary shares of Innocoll GmbH became ordinary shares of Innocoll AG in accordance with the provisions of the German Reorganization Act.

•	By resolution of an extraordinary meeting of Innocoll AG's shareholders held on July 18, 2014, its management board was authorized to increase its share capital from €1,004,523 to up €1,504,523 pursuant to the issuance of up to 500,000 new ordinary shares with the consent of its supervisory board, under exclusion of statutory subscription rights of its shareholders. Innocoll AG's management board, with the consent of its supervisory board decided on July 24, 2014 to increase its share capital by 490,567 ordinary shares, as represented by ADSs, which formed part of Innocoll AG's initial public offering, which capital increase was registered in the commercial register on July 28, 2014.

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•	In September, 2014 Innocoll AG's share capital was increased by €14,112 to €1,509,202 ordinary shares, in connection with the issuance of an aggregate of 14,112 of its ordinary shares purchased by the underwriters in the form of ADSs at a public offering price of $9.00 per ADS upon exercise of their over-allotment option.

•	In February 2015, Innocoll AG's share capital was increased by €58,953 to €1,568,155 ordinary shares, in connection with the issuance of an aggregate of 58,953 of its ordinary shares to former holders of ordinary and series E preferred shares as a result of anti-dilution protection provision associated with such ordinary and preferred shares acquired in pre-IPO financings to satisfy the IPO Premium Requirement.

•	In April 2015, Innocoll AG's share capital was increased by €72,370 to €1,640,525 ordinary shares issued out of its Authorized Capital II to holders of phantom shares (which we opted to settle in shares).

•	In April 2015, Innocoll AG's management board, with the consent of its supervisory board, resolved to increase its share capital by 150,920 ordinary shares, as represented by ADSs, which formed part of its April 2015 public offering, which capital increase was registered in the commercial register on April 24, 2015.

•	At Innocoll AG's August 24, 2015 Annual General Meeting, its shareholders approved the resolution to issue the 37,761 ordinary shares awarded to its CEO, Anthony P. Zook, under its restricted share plan, which capital increase was registered in the commercial register on September 24, 2015.

•	In November 2015, Innocoll AG's management board approved the issuance of 8,287 ordinary shares for a cash contribution of € 87.52 per share, pursuant to a notarial deed entered into on June 16, 2014.

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EXPENSES

The following table sets forth the expenses, other than any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus is a part. All amounts are estimated except the SEC registration fee:

Expenses	Amount
SEC registration fee		$35,459.07+
FINRA filing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees		*
Other fees and expenses		*
Total	$	*

+ Previously paid.

* To be provided in a prospectus supplement or in a Report of Foreign Private Issuer on Form 6-K subsequently incorporated by reference into this prospectus.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, the validity of the ordinary shares with respect to U.S. law in connection with the securities offered pursuant to this prospectus will be passed upon for us by Dentons US LLP, New York, New York. Unless otherwise stated in any applicable prospectus supplement, the validity of the shares with respect to Irish law in connection with the securities offered pursuant to this prospectus will be passed upon for us by William Fry.

EXPERTS

The financial statements of Innocoll AG appearing in its Annual Report on Form 20-F for the year ended December 31, 2015 have been audited by Grant Thornton, independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of, upon the authority of said firm as experts in accounting and auditing. The offices of Grant Thornton are located at 24-26 City Quay, Dublin 2, Ireland.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Innocoll Holdings plc is a public limited company formed under Irish law, and its registered offices and all of its assets are located outside of the United States. In addition, certain members of our board, our senior management and the experts named herein are residents of jurisdictions other than the United States, namely Ireland, the United Kingdom and Germany. As a result, it may not be possible for you to effect service of process within the United States upon Innocoll Holdings plc or these individuals to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Innocoll in the United States.

In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by William Fry, our Irish counsel, that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

•	the judgment must be for a definite sum;

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•	the judgment must be final and conclusive; and

•	the judgment must be provided by a court of competent jurisdiction.

An Irish court may also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act we are required to file or furnish annual and special reports and other information with the SEC. You may review and copy this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference room, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration Statement, are also available to you on the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and members of our supervisory and management boards and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

INCOPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on March 17, 2016, and any amendments thereto;

•	The description of our share capital, including our ordinary shares, contained in the Registration Statement on Form F-4 (File No. 333-208438), as amended, which was declared effective by the SEC on December 22, 2015;

•	Reports of Innocoll Ireland on Form 6-K filed with or furnished to the SEC on March 16, 2016 (filed under EDGAR format 8-K12B), March 17, 2016 and April 27, 2016, and reports of Innocoll Germany on Form 6-K filed with or furnished to the SEC on February 2, 2016 and

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•	Our constitution (including the memorandum of association and articles of association) , contained in Exhibit 3.1 to our Report on Form 6-K filed with or furnished to the SEC on March 16, 2016 (filed under EDGAR format 8-K12B)

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F or Form 10-K, all subsequent filings on Forms 10-Q and 8-K, and any report on Form 6-K, or any part thereof, which states that it, or any part thereof, is being incorporated by reference herein, in each case filed by the registrant pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of the offering made by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at our headquarters, which is currently located at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland, and our telephone number is +353 (0) 90 648 6834. Copies of these filings may also be accessed at our website, www.innocoll.com. Information contained in our website is not part of this prospectus.

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Ordinary Shares

Innocoll Holdings plc

PROSPECTUS

, 2016

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.   Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, the constitution of Innocoll Holdings plc (the “Registrant”) confers an indemnity on the Registrant’s directors and officers (each an “Indemnified Person”) who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was an Indemnified Person against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding (subject to them meeting an applicable standard of conduct). However, this indemnity is limited by the Irish Companies Act, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, where he is acquitted or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to our executives who are not directors or company secretary and our constitution also contains indemnification provisions for persons who are not directors or our company secretary.

We are permitted under our Articles and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

In connection with the Merger, one or more of the Registrant’s subsidiaries will enter into indemnification agreements with each of the Registrant’s directors, secretary and executive officers (as may be determined by the board of directors of the Registrant from time to time), providing for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law.

Item 9.   Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
3.1	Innocoll Holdings plc Constitution, adopted on March 16, 2016 (1)
5.1	Opinion of William Fry
23.1	Consent of William Fry (included in Exhibit 5.1)
23.2	Consent of Grant Thornton, independent registered public accounting firm
24.1*	Powers of Attorney

(1) Incorporated by reference to our Report on Form 6-K filed March 16, 2016.

*Previously filed.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

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Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or 17 CFR §210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided,

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however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii) If the registrant is relying on 17 CFR §230.430D:

(A) Each prospectus filed by the registrant pursuant to 17 CFR §230.424(b)(3) and (h) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to 17 CFR §230.424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on 17 CFR §230.430D relating to an offering made pursuant to 17 CFR §230.415(a)(1)(vii) or (a)(1)(xii) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in 17 CFR §230.430D, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)            The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

.

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SIGNATURES

Pursuant to the requirements of the Securities Act, undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athlone, Ireland, on this 16th day of May, 2016.

INNOCOLL AG

By:	/s/ Anthony P. Zook
Anthony P. Zook
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Anthony P. Zook	Chief Executive Officer and Director	May 16, 2016
Anthony P. Zook
(Principal executive officer)
/s/ Jose Carmona	Chief Financial Officer	May 16, 2016
Jose Carmona	(Principal financial and accounting officer)

*	Chairman	May 16, 2016
Jonathan Symonds, CBE
*	Vice Chairman	May 16, 2016
Shumeet Banerji, Ph.D.
*	Director	May 16, 2016
A. James Culverwell
*	Director	May 16, 2016
David R. Brennan
*	Director	May 16, 2016
Rolf D. Schmidt
*	Director	May 16, 2016
Joseph Wiley, M.D.

*By:	/s/ Anthony P. Zook
Anthony P. Zook
As Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the United States Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the United States has signed this Registration Statement on this 16th day of May, 2016.

INNOCOLL AG

By:	/s/ Anthony P. Zook
Anthony P. Zook
Service of Process Officer

Exhibit Index

Exhibit Number	Description of Exhibit
3.1	Innocoll Holdings plc Constitution, adopted on March 16, 2016 (1)
5.1	Opinion of William Fry
23.1	Consent of William Fry (included in Exhibit 5.1)
23.2	Consent of Grant Thornton, independent registered public accounting firm
24.1*	Powers of Attorney

(1) Incorporated by reference to our Report on Form 6-K filed March 16, 2016.

*Previously filed.